Exhibit 23.1

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 14, 2025, with respect to the consolidated financial statements of CBRE Group, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Chicago, Illinois

October 1, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.